Exhibit 99

Journal Communications Reports Fourth Quarter and Full Year 2008 Results; Records a Non-Cash Impairment Charge

MILWAUKEE--(BUSINESS WIRE)--February 12, 2009--Journal Communications, Inc. (NYSE:JRN) today announced results for its fourth quarter and full year ended December 28, 2008.

Note that unless otherwise indicated, all comparisons are to the fourth quarter ended December 30, 2007.

For the fourth quarter 2008, revenue of $134.3 million decreased 9.0% compared to $147.6 million. The net loss was $223.0 million, which included a $228.7 million after-tax non-cash impairment charge for goodwill and certain television and radio broadcast licenses and a $0.7 million after-tax charge for our workforce reductions. This compares to net earnings of $9.5 million in the fourth quarter of 2007, which included a $0.3 million after-tax non-cash impairment charge for goodwill, a $2.0 million after-tax charge for workforce reductions and a $0.8 million loss from discontinued operations. Excluding the impairment and workforce reduction charges, earnings from continuing operations were $6.4 million compared to $12.5 million, a decrease of 48.8%.

In the fourth quarter 2008, basic and diluted net loss per share of class A and B common stock were $4.46 for both. Excluding the non-cash impairment and workforce reduction charges, basic and diluted earnings per share of class A and B common stock were $0.12 for both. This compared to net earnings per share of $0.15 for both in 2007. Excluding the non-cash impairment and workforce reduction charges last year, basic and diluted earnings per share of class A and B common stock were $0.19 for both. Basic and diluted loss per share of class A and B common stock from continuing operations were $4.46 for both compared to earnings per share of $0.16 for both. Basic and diluted loss per share of class A and B common stock from discontinued operations were $0.00 for both compared to $0.01 for both.

For the full year 2008, revenue of $544.9 million decreased 6.5% compared to $582.7 million. The net loss was $224.4 million, which included a $253.0 million after-tax non-cash impairment charge for goodwill and various television and radio broadcast licenses and a $3.2 million after-tax charge for our workforce reductions. This compares to net earnings of $110.1 million in 2007, which included a $0.3 million after-tax non-cash impairment charge for goodwill, a $2.0 million after-tax charge for workforce reductions and a $67.1 million gain from discontinued operations. Excluding the impairment charges and the workforce reduction charge, earnings from continuing operations were $31.4 million compared to $45.3 million, a decrease of 30.7%.

For the full year 2008, basic and diluted net loss per share of class A and B common stock were $4.36 for both. This compared to net earnings per share of $1.67 and $1.65, respectively. Basic and diluted loss per share of class A and B common stock from continuing operations were $4.37 for both compared to earnings per share of $0.65 for both. Excluding the after-tax non-cash impairment and workforce reduction charges, basic and diluted earnings per share of class A and B common stock from continuing operations were $0.55 for both compared to $0.68 for both. Basic and diluted earnings per share of class A and B common stock from discontinued operations were $0.01 for both compared to $1.02 and $1.00, respectively.

“The overall economic environment and continued deterioration of advertising expenditures in Journal markets impacted our business in the fourth quarter causing lower revenue across all segments,” said Steven J. Smith, chairman and chief executive officer of Journal Communications. “Fourth quarter total publishing revenue was off just over 10% and total broadcast revenue was off just over 6%. Overall Journal Communications revenue decreased 9.0% in the quarter and 6.5% in 2008. To date in the first quarter, we continue to see revenue declines across all of our businesses.

“While economic challenges compound the ongoing changes in our industry, we remain focused on building audiences and serving our customers in our local markets. At the same time, we are looking at all expenditures in our business, reducing expenses wherever feasible. We are leaner as we reduced our cost platforms to better align all of our costs with our revenues. We have more work to do. Going forward in 2009, our priorities will include maximization of cash generation and identification of new sources of revenue. We will continue to focus on expense reduction and cost control and we expect to use our cash to further reduce debt.

“We are optimistic that advertisers see the value in our local market products and services and will continue to value our strong brands.”

Consolidated

For the fourth quarter, revenue of $134.3 million decreased 9.0% compared to $147.6 million. The operating loss was $324.9 million compared to operating earnings of $18.0 million. The following unusual charges were recorded during the fourth quarter:

Fourth quarter 2008

  Pre-tax non-cash impairment of goodwill and broadcast licenses - $336.3 million ($228.7 million after-tax),
  Pre-tax workforce reduction charge recorded at all segments - $1.2 million ($0.7 million after-tax),
  Excluding these charges, operating earnings were $12.6 million.
  Negative impact of these charges on basic and diluted earnings per share of class A and B common stock - $4.58 for both,

Fourth quarter 2007

  Pre-tax non-cash impairment of goodwill - $0.4 million ($0.3 million after-tax),
  Pre-tax workforce reduction charge recorded at publishing - $3.1 million ($2.0 million after-tax),
  Excluding these charges, operating earnings were $21.5 million.
  Negative impact of these charges on basic and diluted earnings per share of class A and B common stock - $0.04 for both

Excluding these charges in both years, operating earnings decreased 41.5%. Operating earnings margin, excluding the impairment and workforce reduction charges, was 9.3% compared to 14.5%. Adjusted EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and the non-cash impairment charge) of $18.8 million decreased 25.6% compared to $25.3 million.

For the full year, revenue of $544.9 million decreased 6.5% compared to $582.7 million. The operating loss was $322.7 million compared to operating earnings of $78.8 million. The following unusual charges were recorded during the full year:

Full year 2008

  Pre-tax non-cash impairment of goodwill and broadcast licenses - $375.1 million ($253.0 million after-tax)
  Pre-tax workforce reduction charge recorded at all segments - $5.3 million ($3.2 million after-tax)
  Excluding these charges, operating earnings were $57.7 million.
  Negative impact of these charges on basic and diluted earnings per share of class A and B common stock - $4.92 for both,

Full year 2007

  Pre-tax non-cash impairment of goodwill - $0.4 million ($0.3 million after-tax),
  Pre-tax workforce reduction charge recorded at publishing - $3.1 million ($2.0 million after-tax),
  Excluding these charges, operating earnings were $82.3 million.
  Negative impact of these charges on basic and diluted earnings per share of class A and B common stock - $0.03 for both

Excluding these charges in both years, operating earnings decreased 29.9%. Operating earnings margin, excluding the impairment and workforce reduction charges, was 10.6% compared to 14.1%. Adjusted EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and the non-cash impairment charge) of $81.8 million decreased 24.3% compared to $108.2 million.

Publishing

For the fourth quarter, publishing revenue decreased 10.4% to $60.0 million compared to $66.9 million, largely due to continued weakness across all advertising categories. Interactive advertising revenue at the daily newspaper decreased 3.4% to $3.6 million compared to $3.7 million.

Operating loss from publishing of $13.9 million included a $16.7 million charge for goodwill impairment and $0.8 million for workforce reduction. Excluding these charges, publishing operating earnings were $3.6 million. Last year, operating earnings were $6.2 million. Excluding the workforce reduction charges of $3.1 million, operating earnings were $9.4 million.

For the full year, publishing revenue decreased 9.1% to $242.0 million compared to $266.1 million, largely due to continued weakness across all advertising categories. Interactive advertising revenue at the daily newspaper increased 9.3% to $14.7 million compared to $13.4 million.

Operating loss from publishing of $2.8 million included a $16.7 million charge for goodwill impairment and $4.5 million for workforce reductions. Excluding these charges, publishing operating earnings were $18.5 million. Last year, operating earnings were $31.0 million. Excluding the workforce reduction charges of $3.1 million, operating earnings were $34.1 million.

Broadcasting

For the fourth quarter, broadcasting revenue decreased 6.4% to $53.1 million compared to $56.7 million. Total broadcast political and issue advertising revenue was $6.7 million compared to $0.6 million. Broadcasting operating loss of $310.4 million included a $229.2 million pre-tax non-cash impairment charge for goodwill, a $90.4 million pre-tax impairment charge for all television and 24 radio broadcast licenses and $0.1 million for workforce reductions. Excluding these charges, operating earnings of $9.2 million were down 10.6% compared to $10.3 million.

For the fourth quarter, revenue from television stations decreased 5.5% to $33.4 million compared to $35.3 million. Television political and issue advertising revenue was $6.1 million compared to $0.4 million. Operating loss from television stations of $51.9 million included a $56.9 million pre-tax non-cash impairment charge for all television broadcast licenses. Excluding the non-cash impairment charge, operating earnings were essentially flat at $5.0 million. Television operating expenses (excluding the non-cash impairment charge but including KPSE-LP that was acquired in January 2008 and KWBA-TV that was acquired in July 2008) are down 6.5% compared to last year.

For the fourth quarter, revenue from radio stations of $19.7 million was down 7.8% compared to $21.4 million. Operating loss from radio stations of $29.4 million included a $33.6 million pre-tax impairment charge for 24 radio broadcast licenses and $0.1 million for workforce reductions. Excluding these charges, operating earnings of $4.3 million decreased 20.7% compared to $5.4 million, largely reflecting the declines in revenue partially offset by a 3.4% decrease in radio operating expenses.

For the full year, broadcasting revenue decreased 3.8% to $209.9 million compared to $218.1 million. Total broadcast political and issue advertising revenue was $12.8 million compared to $2.1 million. Broadcasting operating loss of $322.7 million included a $229.2 million pre-tax non-cash impairment charge for goodwill, a $129.2 million impairment for all television and 24 radio broadcast licenses and $0.5 million for workforce reductions. Excluding these charges, operating earnings of $36.1 million were down 12.6% compared to $41.3 million.

For the full year, revenue from television stations decreased 2.6% to $130.6 million compared to $134.1 million. Television political and issue advertising revenue was $11.6 million compared to $1.3 million. Revenue from Olympics advertising on our NBC stations was $2.3 million. Operating loss from television stations of $60.8 million included a $77.9 million pre-tax non-cash impairment charge for television broadcast licenses and $0.1 million for workforce reductions. Excluding these charges, operating earnings decreased 15.8% to $17.3 million compared to $20.5 million. The decrease in operating earnings, excluding these charges, largely reflects the decreases in revenue. Overall, television operating expenses (excluding the non-cash impairment charge but including KPSE-LP that was acquired in January 2008 and KWBA-TV that was acquired in July 2008) were essentially flat compared to last year.

For the full year, revenue from radio stations of $79.3 million was down 5.6% compared to $84.1 million. Operating loss from radio stations of $32.8 million included a $51.3 million pre-tax impairment charge for radio broadcast licenses and $0.4 million in workforce reduction charges. Excluding these charges, operating earnings of $18.8 million decreased 9.5% compared to $20.8 million, largely reflecting the declines in revenue partially offset by a 4.3% decrease in radio operating expenses.

Printing Services

For the fourth quarter, revenue from printing services decreased 10.4% to $15.8 million compared to $17.6 million due to a decline in printing for original equipment manufacturers and computer-related customers. Operating earnings from printing services decreased 97.9% to $32,000 compared to $1.5 million, primarily due to the decline in revenue. In the fourth quarter, due to the changing mix and volume of business, full time employees were reduced by 10%. The charge for this workforce reduction was $0.1 million.

For the full year, revenue from printing services decreased 6.0% to $65.2 million compared to $69.4 million due to a decline in printing for original equipment manufacturers and computer-related customers. Operating earnings from printing services decreased 59.1% to $2.4 million compared to $5.9 million, primarily due to the decline in revenue.

Other (Direct Marketing and Corporate)

For the fourth quarter, revenue for “Other” of $5.4 million decreased 14.2% compared to revenue of $6.3 million due to a decrease in our mailing services business partially offset by an increase in offset and laser printing. “Other” operating loss of $0.6 million included $0.2 million in workforce reduction charges compared to a loss of $0.2 million.

For the full year, revenue for “Other” of $27.8 million decreased 4.0% compared to revenue of $29.0 million due to a decrease in our mailing services business partially offset by an increase in offset and laser printing. “Other” operating earnings were $0.4 million compared to $0.5 million.

Discontinued Operations

There were no results from discontinued operations in the fourth quarter 2008. For the fourth quarter 2007, the loss from the discontinued operations of NorthStar Print Group and Journal Community Publishing Group was $0.8 million.

For the full year, the gain from discontinued operations was $0.4 million compared to $67.1 million. Included within discontinued operations in 2007 is a $62.0 million gain on the sale of Norlight Telecommunications.

Non-Operating Items

For the fourth quarter, other expense, which primarily consists of interest expense, was $2.1 million compared to $2.3 million. The decrease in the interest rate on borrowings was partially offset by an increase in average debt outstanding due to acquisitions and share repurchases.

For the full year, other expense, which primarily consists of interest expense, was $8.2 million compared to $9.2 million. The decrease in attributed to the same reasons mentioned for the fourth quarter variance.

Stock Repurchase Program

During the fourth quarter and year-to-date 2008, the Company repurchased 8,300 and 6,757,100, respectively, of its class A shares. From the time the Company started repurchasing its common stock in March 2005 through December 28, 2008, the Company has repurchased a total of 22,629,500 shares of common stock, of which 19,429,500 were class A shares.

First Quarter 2009 Outlook

For the first quarter of 2009, Journal Communications currently anticipates that its publishing, television and radio revenues will be down compared to the prior year period, reflecting continued challenges in all advertising categories.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (888) 680-0890 (domestic) or (617) 213-4857 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 77115177. A live webcast of the fourth quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through February 26, 2009. Replays of the conference call will be available February 12 through February 14. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 72462234. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K and on page 20 of our most recent Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 50 community newspapers and shoppers in Wisconsin and Florida. We own and operate 35 radio stations and 12 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets include about 120 online enterprises that are associated with our daily and community newspapers and television and radio stations. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material – and operate a direct marketing services business.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Earnings (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Fourth Quarter (A)			Four Quarters (B)
	2008	2007	% Change	2008	2007	% Change

Continuing Operations:
Revenue:
Publishing	$59,975	$66,937	(10.4)	$241,972	$266,142	(9.1)
Broadcasting	53,124	56,739	(6.4)	209,914	218,118	(3.8)
Printing services	15,806	17,647	(10.4)	65,201	69,377	(6.0)
Other	5,401	6,294	(14.2)	27,844	29,017	(4.0)
Total revenue	134,306	147,617	(9.0)	544,931	582,654	(6.5)

Operating costs and expenses:
Publishing	35,128	36,439	(3.6)	138,582	142,441	(2.7)
Broadcasting	25,449	26,065	(2.4)	100,904	99,706	1.2
Printing services	13,509	13,982	(3.4)	54,536	55,313	(1.4)
Other	5,051	5,787	(12.7)	24,022	25,539	(5.9)
Total operating costs and expenses	79,137	82,273	(3.8)	318,044	322,999	(1.5)

Selling and administrative expenses	43,780	47,393	(7.6)	174,480	180,867	(3.5)
Goodwill and broadcast license impairment	336,324	-	N/A	375,086	-	N/A
Total operating costs and expenses
and selling and administrative
expenses	459,241	129,666	254.2	867,610	503,866	72.2

Operating earnings (loss)	(324,935)	17,951	N/A	(322,679)	78,788	N/A

Other income and (expense):
Interest income	-	10		2	36
Interest expense	(2,063)	(2,261)		(8,166)	(9,180)
Total other income and (expense)	(2,063)	(2,251)	(8.4)	(8,164)	(9,144)	(10.7)

Earnings (loss) from continuing operations before income taxes	(326,998)	15,700	N/A	(330,843)	69,644	N/A

Provision (benefit) for income taxes	(104,002)	5,459	N/A	(106,040)	26,626	N/A

Earnings (loss) from continuing operations	(222,996)	10,241	N/A	(224,803)	43,018	N/A

Gain (loss) from discontinued operations, net of tax	-	(772)	N/A	400	67,060	(99.4)

Net earnings (loss)	$(222,996)	$9,469	N/A	$(224,403)	$110,078	N/A

Weighted average number of shares-Class A and B common stock:
Basic	50,161,546	58,138,113		51,917,175	62,275,709
Diluted	50,178,224	62,652,022		51,979,807	66,808,796

Weighted average number of shares-Class C common stock	3,264,000	3,264,000		3,264,000	3,264,000

Earnings (loss) per share:
Basic - Class A and B common stock:
Continuing operations	$(4.46)	$0.16		$(4.37)	$0.65
Discontinued operations	-	(0.01)		0.01	1.02
Net earnings (loss)	$(4.46)	$0.15		$(4.36)	$1.67

Diluted - Class A and B common stock:
Continuing operations	$(4.46)	$0.16		$(4.37)	$0.65
Discontinued operations	-	(0.01)		0.01	1.00
Net earnings (loss)	$(4.46)	$0.15		$(4.36)	$1.65

Basic and diluted - Class C common stock:
Continuing operations	$0.14	$0.23		$0.57	$0.92
Discontinued operations	-	(0.01)		0.01	1.02
Net earnings	$0.14	$0.22		$0.58	$1.94

(A) 2008 fourth quarter: September 29, 2008 to December 28, 2008.
2007 fourth quarter: October 1, 2007 to December 30, 2007.
(B) 2008 four quarters: December 31, 2007 to December 28, 2008.
2007 four quarters: January 1, 2007 to December 30, 2007.

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Fourth Quarter (A)			Four Quarters (B)
	2008	2007	% Change	2008	2007	% Change
Revenue
Publishing	$59,975	$66,937	(10.4)	$241,972	$266,142	(9.1)
Broadcasting	53,124	56,739	(6.4)	209,914	218,118	(3.8)
Printing services	15,806	17,647	(10.4)	65,201	69,377	(6.0)
Other	5,401	6,294	(14.2)	27,844	29,017	(4.0)
	$134,306	$147,617	(9.0)	$544,931	$582,654	(6.5)

Operating earnings (loss)
Publishing	$(13,924)	$6,248	N/A	$(2,792)	$31,040	N/A
Broadcasting	(310,442)	10,334	N/A	(322,706)	41,349	N/A
Printing services	32	1,510	(97.9)	2,424	5,932	(59.1)
Other	(601)	(141)	N/A	395	467	(15.4)
	$(324,935)	$17,951	N/A	$(322,679)	$78,788	N/A

Depreciation and amortization
Publishing	$3,295	$3,272	0.7	$12,859	$13,379	(3.9)
Broadcasting	3,386	3,306	2.4	13,436	12,930	3.9
Printing services	519	548	(5.3)	2,249	2,109	6.6
Other	243	230	5.7	892	950	(6.1)
	$7,443	$7,356	1.2	$29,436	$29,368	0.2

(A) 2008 fourth quarter: September 29, 2008 to December 28, 2008.
2007 fourth quarter: October 1, 2007 to December 30, 2007.
(B) 2008 four quarters: December 31, 2007 to December 28, 2008.
2007 four quarters: January 1, 2007 to December 30, 2007.

Journal Communications, Inc.
Publishing Segment Information (unaudited)
(dollars in thousands)

Publishing revenue by category:

	Fourth Quarter of 2008 (A)			Fourth Quarter of 2007 (B)

		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$22,273	$7,073	$29,346	$25,211	$7,327	$32,538	(11.7)	(3.5)	(9.8)
Classified	7,975	1,378	9,353	12,112	1,266	13,378	(34.2)	8.8	(30.1)
National	2,302	--	2,302	2,461	--	2,461	(6.5)	N/A	(6.5)
Direct Marketing	1,030	--	1,030	1,481	--	1,481	(30.5)	N/A	(30.5)
Other	--	101	101	--	68	68	N/A	48.5	48.5
Total advertising revenue	33,580	8,552	42,132	41,265	8,661	49,926	(18.6)	(1.3)	(15.6)
Circulation revenue	12,794	455	13,249	12,759	262	13,021	0.3	73.7	1.8
Other revenue	3,623	971	4,594	3,242	748	3,990	11.8	29.8	15.1
Total revenue	$49,997	$9,978	$59,975	$57,266	$9,671	$66,937	(12.7)	3.2	(10.4)

	Four Quarters of 2008 (C)			Four Quarters of 2007 (D)

		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$83,632	$27,741	$111,373	$90,235	$29,318	$119,553	(7.3)	(5.4)	(6.8)
Classified	43,438	5,664	49,102	58,152	5,994	64,146	(25.3)	(5.5)	(23.5)
National	7,559	--	7,559	9,227	--	9,227	(18.1)	N/A	(18.1)
Direct Marketing	3,365	--	3,365	4,477	--	4,477	(24.8)	N/A	(24.8)
Other	--	384	384	--	386	386	N/A	(0.5)	(0.5)
Total advertising revenue	137,994	33,789	171,783	162,091	35,698	197,789	(14.9)	(5.3)	(13.1)
Circulation revenue	50,514	1,266	51,780	51,174	1,082	52,256	(1.3)	17.0	(0.9)
Other revenue	14,878	3,531	18,409	12,234	3,863	16,097	21.6	(8.6)	14.4
Total revenue	$203,386	$38,586	$241,972	$225,499	$40,643	$266,142	(9.8)	(5.1)	(9.1)

(A) 2008 fourth quarter: September 29, 2008 to December 28, 2008.
(B) 2007 fourth quarter: October 1, 2007 to December 30, 2007.
(C) 2008 four quarters: December 31, 2007 to December 28, 2008.
(D) 2007 four quarters: January 1, 2007 to December 30, 2007.

NOTE:
Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings to consolidated adjusted EBITDA (unaudited)
(dollars in thousands)

	Fourth Quarter (A)		Four Quarters (B)
	2008	2007	2008	2007

Net earnings (loss)	$(222,996)	$9,469	$(224,403)	$110,078
(Gain)/loss from discontinued operations, net	-	772	(400)	(67,060)
Provision (benefit) for income taxes	(104,002)	5,459	(106,040)	26,626
Total other expense, net	2,063	2,251	8,164	9,144
Depreciation	6,961	6,843	27,438	27,407
Amortization	482	513	1,998	1,961
Goodwill and broadcast license impairment	336,324	-	375,086	-
Adjusted EBITDA	$18,832	$25,307	$81,843	$108,156

(A) 2008 fourth quarter: September 29, 2008 to December 28, 2008.
2007 fourth quarter: October 1, 2007 to December 30, 2007.
(B) 2008 four quarters: December 31, 2007 to December 28, 2008.
2007 four quarters: January 1, 2007 to December 30, 2007.

We define adjusted EBITDA as net earnings (loss) excluding gain/loss from discontinued operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and non-cash impairment charges. Our management uses adjusted EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	December 28, 2008 (unaudited)	December 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,040	$6,256
Receivables, net	79,418	86,197
Inventories, net	5,935	6,367
Prepaid expenses	15,560	13,066
Deferred income taxes	4,869	6,821
Total current assets	109,822	118,707
Property and equipment, net	221,158	224,691
Goodwill	4,285	232,538
Broadcast licenses	101,120	223,529
Other intangible assets, net	26,706	25,702
Prepaid pension costs	-	15,298
Deferred income taxes	64,420	-
Other assets	15,088	16,502
Total assets	$542,599	$856,967

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,929	$30,026
Accrued compensation	15,046	16,871
Accrued employee benefits	7,214	10,390
Deferred revenue	15,001	14,936
Accrued income taxes	43	219
Other current liabilities	6,668	7,757
Current portion of long-term liabilities	10,610	4,508
Total current liabilities	81,511	84,707
Accrued employee benefits	64,620	25,157
Long-term notes payable to banks	215,090	178,885
Deferred income taxes	-	67,664
Other long-term liabilities	13,316	12,992
Shareholders' equity	168,062	487,562
Total liabilities and shareholders' equity	$542,599	$856,967

CONTACT:
Journal Communications, Inc.
Andre Fernandez
Executive Vice President, Finance & Strategy
and Chief Financial Officer
414-224-2884